CERTIFICATE OF AMENDMENT
                           OFARTICLES OF INCORPORATION
                                       OF
                                GTC TELECOM CORP.
                            (After Issuance of Stock)


     I, the undersigned President and Secretary, respectively, of GTC Telecom Corp., a Nevada corporation, do hereby certify:

     1. That the Board of Directors of said corporation, as of November 1, 1999, unanimously adopted a resolution to amend the articles as follows:

          Article 4 of the Articles of Incorporation of this corporation, originally filed on May 17, 1994, is hereby amended to read as follows:
                                      ____

     "4.     The  capital  stock  of the Corporation shall consist of 50,000,000 shares of Common Stock, $0.001 par value and 10,000,000 shares of preferred stock, $0.001 par value.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Nevada. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

                                      ____

     2. The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 16,279,999; that the said change(s) and amendment have been consented to and approved by a majority all of the stockholders of each class of stock outstanding and entitled to vote thereon.


/s/ S. Paul Sandhu                          /s/ Eric A. Clemons
S.  Paul  Sandhu                            Eric  A.  Clemons
President                                   Secretary